Exhibit 99.1

Phunware, Inc.

Condensed Consolidated

Financial Statements

September 30, 2018

Phunware, Inc.
September 30, 2018

INDEX TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Interim Consolidated Balance Sheets	1
Condensed Interim Consolidated Statements of Operations	2
Condensed Interim Consolidated Statements of Cash Flows	3
Notes to Condensed Interim Consolidated Financial Statements	4

i

Phunware, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share information)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets:
Current assets:
Cash	$122	$308
Accounts receivable, net	4,160	6,206
Prepaid expenses and other current assets	219	385
Note receivable - short term	462	—
Total current assets	4,963	6,899

Property and equipment, net	80	128
Goodwill	25,846	25,886
Intangible assets, net	604	901
Other assets	187	187
Deferred financing costs	939	—
Total assets	$32,619	$34,001

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,938	$3,548
Accrued expenses	2,960	8,796
Deferred revenue	2,563	1,044
Preferred stock subscription payable	—	3,243
Factored receivables payable	2,071	1,816
Warrant liability	450	—
Total current liabilities	14,982	18,447

Deferred tax liability	387	387
Deferred revenue	5,589	7,165
Deferred rent	25	98
Total liabilities	20,983	26,097

Commitments and contingencies (see Note 6)
Redeemable convertible preferred stock, $0.001 par value (see Note 8)	116,968	107,405

Stockholders’ deficit
Common stock, $0.001 par value (see Note 9)	8	7
Additional paid in capital	3,279	2,856
Accumulated other comprehensive loss	(390)	(347)
Accumulated deficit	(108,229)	(102,017)
Total stockholders’ deficit	(105,332)	(99,501)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$32,619	$34,001

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net revenues	$5,215	$7,427	$24,380	$21,585
Cost of revenues	2,707	3,917	8,643	12,140
Gross profit	2,508	3,510	15,737	9,445
Operating expenses:
Sales and marketing	1,241	2,935	4,573	8,623
General and administrative	2,937	6,382	10,744	11,922
Research and development	1,671	2,722	5,689	8,580
Total operating expenses	5,849	12,039	21,006	29,125
Operating loss	(3,341)	(8,529)	(5,269)	(19,680)
Other income (expense):
Interest expense	(148)	(177)	(533)	(195)
Fair value adjustment for warrant liabilities	—	—	(54)	—
Impairment of digital currencies	—	—	(334)	—
Other income (expense)	(31)	(7)	(22)	(2)
Total other income (expense)	(179)	(184)	(943)	(197)
Loss before taxes	(3,520)	(8,713)	(6,212)	(19,877)
Income tax benefit (expense)	—	—	—	—
Net loss	(3,520)	(8,713)	(6,212)	(19,877)
Cumulative translation adjustment	(16)	43	(43)	117
Comprehensive loss	$(3,536)	$(8,670)	$(6,255)	$(19,760)

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities
Net loss	$(6,212)	$(19,877)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	48	138
Loss on sale of digital currencies	21	—
Bad debt expense	135	3,100
Amortization of acquired intangibles	293	973
Change in fair value of warrants	54	—
Impairment of digital currencies	334	—
Stock-based compensation	285	85
Changes in operating assets and liabilities:
Accounts receivable	1,914	(1,875)
Prepaid expenses and other assets	166	20
Accounts payable	3,391	(1,636)
Accrued expenses	(5,872)	2,598
Deferred revenue	(57)	2,585
Net cash used by operating activities	(5,500)	(13,889)

Investing activities
Proceeds received from sale of digital currencies	913	—
Payments for note receivable	(462)	—
Capital expenditures	—	(27)
Net cash provided by (used for) investing activities	451	(27)

Financing activities
Payment on capital lease obligation	—	(81)
Net proceeds from factoring agreement	255	1,731
Proceeds from exercise of options to purchase common stock	139	8
Proceeds from preferred stock subscriptions	5,489	440
Convertible preferred stock issuance costs	(41)	(17)
Deferred financing costs	(939)	—
Net cash provided for financing activities	4,903	2,081

Effect of exchange rate on cash	(40)	79
Net decrease in cash	(186)	(11,756)
Cash at the beginning of the period	308	12,629
Cash at the end of the period	$122	$873

Supplemental disclosure of cash flow information
Interest paid	$534	$167
Series F preferred stock issuances from subscription payable, net of fair value of Series F preferred stock warrants issued	$9,604	$—

The accompanying notes are an integral part of these consolidated financial statements.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

1. The Company and Basis of Presentation

The Company

Phunware, Inc. (the “Company”) is a provider of Multiscreen as a Service (MaaS) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. The Company sells its services in vertical markets, including health care, retail, hospitality, transportation, sports, and entertainment. The Company enables brands to engage, manage, and monetize their anytime-anywhere mobile users. The Company’s MaaS technology is available in software development kit form for organizations developing their own application, via customized development services, and prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, the Company also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding, publisher mediation and yield optimization, cross-platform ad creation, and dynamic ad serving. Founded in 2009, the Company is a Delaware corporation headquartered in Austin, Texas.

On February 27, 2018, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”), a publicly traded entity on the NASDAQ stock exchange. On the anticipated close date, all shares of the Company’s common stock, including shares of common stock issuable upon the conversion of shares of all series of convertible preferred stock would be acquired by Stellar. Subject to adjustments, the Company’s shareholders would be issued shares in Stellar’s successor (“Successor”), which would be known as Phunware.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders will be an amount equal to: (i) $301 million, plus (ii) the aggregate cash, cash equivalents and marketable securities of Phunware and its subsidiaries, minus (iii) the aggregate indebtedness of the Company and its subsidiaries (the “Merger Consideration”) as of the date of the Closing. The merger consideration to be paid to Phunware stockholders will be paid in the form of number shares of Successor common stock. In addition, each holder of Phunware common and convertible preferred stock shall be entitled to elect to receive such holder’s pro rata share of up to an aggregate of 929,890 warrants to purchase shares of Successor common stock that are currently held by certain shareholders of Stellar. Should not all of Phunware shareholders elect to receive warrants, those electing to do so may elect to receive their pro rata share of warrants that were not initially elected. The Merger Agreement states that Stellar will use good faith efforts to achieve a minimum of $40 million in cash available to the post-transaction company. The Company anticipates closing the transaction sometime in 2018.

The number of warrants available to Phunware shareholders to elect to receive as consideration and the $40 million minimum cash requirement was subsequently amended. See Note 12 for further discussion.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP), and include the Company’s accounts and those of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The balance sheet at December 31, 2017 was derived from the Company’s audited consolidated financial statements, but these interim consolidated financial statements do not include all the annual disclosures required by GAAP. These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2017, which are referenced herein. The accompanying interim consolidated financial statements as of September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017, are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements, pursuant to the rules and regulations of the SEC for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary to fairly state the Company’s financial position as of September 30, 2018 and the results of operations for the three and nine months ended September 30, 2018 and 2017, and cash flows for the nine months ended September 30, 2018 and 2017. The results for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any future interim period.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

As of December 31, 2016, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40), which requires management to assess our ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued. We have concluded there is substantial doubt about our ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of Accounting Standards Codification Topic (ASC) 985-605, Software — Revenue Recognition.

The Company typically receives cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate the Company to provide PCS over a fixed term. The Company is unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, the Company recognizes revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, the Company places the most weight on the analysis of whether it is the primary obligor in the arrangement. To date, the Company has determined that it is the primary obligor in all advertising arrangements because it is responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

The following schedule sets forth the Company’s concentration of revenue sources as a percentage of total net revenues.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Customer A	60%	55%	39%	40%
Customer B	0%	0%	26%	17%
Customer C	0%	10%	0%	5%

The following schedule sets forth the concentration of accounts receivable, net of specific allowances for doubtful accounts.

	September 30,	December 31,
	2018	2017
Customer A	51%	24%
Customer D	16%	1%

Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at September 30, 2018.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances. Accounts receivable consisted of the following:

	September 30, 2018	December 31, 2017
Accounts receivable	$7,403	$9,295
Less allowances for doubtful accounts	(3,243)	(3,089)
Balance	$4,160	$6,206

The Company recognized $67 and $135 in bad debt expense for the three and nine months ended September 30, 2018, respectively. The Company recognized $3,100 in bad debt expense for the three and nine months ended September 30, 2017.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Digital Currencies

In 2018, the Company began accepting cryptocurrency-denominated assets (“cryptocurrencies” or “digital currencies”) such as Bitcoin and Ethereum as investment into its Series F convertible preferred stock. The investments were valued at the time the digital currency was received in the Company’s digital “wallet”. During 2018, total investment in Series F convertible preferred stock by way of cryptocurrencies was $1,268.

In accordance with ASC 350-30, Intangibles Other than Goodwill, the Company will test for impairment of its digital currencies at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the digital currency asset is impaired. We test for impairment by comparing our carrying value of digital currencies with the value traded on an exchange. We recognize decreases in the value of these assets caused by market declines. In accordance with authoritative guidance, subsequent reversals of previously recognized impairment loss is not permitted. Such changes in fair value of our cryptocurrencies are recorded in other income (expense) in our consolidated statements of operations and comprehensive income (loss). The Company previously recorded an impairment charge of $334 during the second quarter of 2018.

Gains and losses realized upon sale of cryptocurrencies are also recorded in other income (expense) in our consolidated statements of operations and comprehensive loss. The Company sold its remaining holdings in cryptocurrencies during the third quarter of 2018. Realized losses on sales of digital currencies were $31 and $21 for the three and nine months ended September 30, 2018, respectively.

Deferred Merger Costs

As of September 30, 2018, deferred merger costs included $939 paid to or invoiced by various service providers for its public offering. If the Company successfully completes the public offering, these prepaid expenses will be reclassified to stockholders’ equity.

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the three and nine months ended September 30, 2018 or 2017.

Deferred Revenue

The Company’s deferred revenue balance consisted of the following:

	September 30, 2018	December 31, 2017
Deferred revenue (current)
Platform subscriptions and services revenue	$1,636	$910
Application transaction revenue	342	134
PhunCoin deposits	585	—
Total deferred revenue (current)	$2,563	$1,044
Deferred revenue (non-current)
Platform subscriptions and services revenue	$5,589	$7,165
Total deferred revenue (non-current)	$5,589	$7,165
Total deferred revenue	$8,152	$8,209

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

The fair value of the Company’s Series F convertible preferred stock warrants at September 30, 2018 was $450 and is presented as a liability on the accompanying consolidated balance sheets and is considered a Level 3 fair value measurement as there are significant unobservable inputs used in the underlying valuations. The fair value measurements of the Series F convertible preferred stock warrants are sensitive to changes in the unobservable inputs. Changes in those inputs might result in a higher or lower fair value measurement. There were no Series F convertible preferred stock warrants outstanding as of December 31, 2017.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is currently evaluating the financial statement impact, if any, of the new revenue recognition standard on its consolidated financial statements.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Effective January 1, 2018, the Company is adopting this guidance. There was no material impact to the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has adopted this guidance in the first quarter of 2018 and elected to recognize forfeitures as they occur using the modified retrospective basis. The adoption of this standard was immaterial to the consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation: Scope of Modification Accounting, to increase comparability and provide clarity on whether changes in the terms or conditions in a share-based payment award require a reporting entity to apply modification guidance per FASB ASC Topic 718. The new guidance is to be applied on a prospective basis, is effective for the annual and interim periods beginning after December 15, 2017 and early adoption is permitted. The Company adopted this guidance in 2018 and it did not have any impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates disclosure requirement regarding transfers between level 1 and level 2 of the fair value of hierarchy, however, adds disclosure requirements on the range and weighted average used to develop significant unobservable inputs for level 3 fair value measurements. The guidance is effective for fiscal years beginning after December 15, 2019. The Company expects the impact of the adoption of this standard on its consolidated financial statements to be immaterial.

3. Note Receivable

During 2018, the Company has issued multiple notes receivable to Stellar Acquisition III, Inc. in the aggregate amount of $462. The notes bear no interest and are payable the earlier of (a) the date of consummation of the merger pursuant to terms of the Merger Agreement, (b) the date that Stellar consummates its initial business combination, or (c) the date of liquidation of Stellar. The notes were issued in accordance with the Merger Agreement.

4. Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2018	December 31, 2017
Partner revenue share	$199	$6,522
Payroll and related	2,402	1,545
Taxes	138	118
Other	221	611
Total accrued expenses	$2,960	$8,796

In April 2018, an application transaction partner agreed to release the Company from its liability to them in the amount of $6,322. This amount had previously been recorded as a reduction in revenue of $2,907 and $3,415 for the years ended December 31, 2017 and 2016, respectively. The Company has recognized as revenue $6,322 related to the release of this liability during the second quarter of 2018.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

5. Factoring Agreement

On June 15, 2016 the Company entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding) (“Bay View”) whereby it sells select accounts receivable with recourse.

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and is and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense is recorded as interest expense in the consolidated statement of operations and comprehensive loss.

Factor expense for the three and nine months ended September 30 is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Factoring expense	$147	$175	$528	$189

The amount of the factored receivables outstanding was $2,071 and $1,816 as of September 30, 2018 and December 31, 2017, respectively. There was $929 available for future advances as of September 30, 2018.

6. Commitments and Contingencies

Leases

The Company has operating leases for office space in Austin, Texas; Newport Beach, California; San Diego, California; and Miami, Florida. Rent expense under operating leases totaled $174 and $158 for the three months ended September 30, 2018 and 2017, respectively and $479 and $477 for the nine months ended September 30, 2018 and 2017, respectively.

Future minimum annual lease payments under the Company’s operating leases are as follows;

Lease obligations
Future minimum lease obligations Years ended December 31,
2018 (Remainder)	$180
2019	631
2020	167
2021	121
2022	126
Thereafter	64
Total	$1,289

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Litigation

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. (“Uber”) seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch Media, Ltd. (“Fetch”) — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or the Company (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). The parties are currently engaged in discovery, including depositions. The Court has set a trial date of April 29, 2019. The Company has maintained that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us. The Company recorded as bad debt expense $3,089 for the unpaid invoices alleged in this lawsuit for the year ended December 31, 2017, and this amount remains in allowance for doubtful accounts as of September 30, 2018 and December 31, 2017.

On September 8, 2017, the Company and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The dispute concerned an October 2016 agreement for the Company to develop a mobile application and advertising campaign for GHCVB. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. In April 2018, the parties mediated this dispute with the assistance of a private mediator. The mediation was successful and Phunware was awarded $485, which was paid to the Company in April 2018. Each side was responsible for their own attorneys’ fees. The $485 settlement was recorded in net revenue in the second quarter of 2018.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

Legal fees associated with loss contingencies are expensed as incurred.

7. PhunCoin

In June 2018, PhunCoin, Inc., the Company’s wholly-owned subsidiary, launched an offering pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act of rights (the “Rights”) to acquire PhunCoin (the “Token”).

PhunCoin, Inc. accepts payment in the form of cash and digital currencies for purchases of the Rights. PhunCoin, Inc. plans to sell between $10 million and $100 million of the Rights, which will entitle the Rights holders to receive between approximately 8 billion and 30.5 billion of PhunCoin. The amount of PhunCoin to be issued to the purchaser is equal to the dollar amount paid by the purchaser divided by the price of the PhunCoin at the time of issuance of the PhunCoin during the Token Generation Event (as defined below) before taking into consideration an applicable discount rate, which is based on the time of the purchase, (early purchasers will receive a larger discount rate).

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

The rights, privileges, and obligations of Rights holders are set forth as follows:

Issuance of PhunCoin Tokens

The PhunCoin is expected to be issued to Rights holders the earlier of (i) the launch of PhunCoin’s, Inc.’s blockchain technology enabled rewards marketplace and data exchange (“Token Generation Event”), (ii) one (1) year after the issuance of the Rights to the purchaser, or (iii) the date PhunCoin, Inc. determines that it has the ability to enforce resale restrictions with respect to PhunCoin pursuant to applicable federal securities laws. Proceeds from the Rights offering are generally not refundable if the Token Generation Event is not consummated; however, the Company believes PhunCoin, Inc. has a contractual obligation to use good faith efforts to issue a Token to Rights holders under the Token Rights Agreement.

Termination of the Token Rights Agreement

Termination of the Token Rights Agreement occurs on the earlier of (i) PhunCoin being issued to the Rights holder pursuant to the provisions noted above, (ii) the payment, or setting aside of payment with respect to a dissolution event (as described below), or (iii) twelve months from the date of the Token Rights Agreement with the Rights holder, which PhunCoin, Inc. may extend at its sole discretion if a Token Generation Event has not occurred. Upon termination of the Token Rights Agreement, PhunCoin, Inc. has no further obligation to the Rights holder.

Dissolution Event

A dissolution event occurs if there has been (i) a voluntary termination of PhunCoin, Inc.’s operations, (ii) a general assignment for the benefit of PhunCoin, Inc.’s creditors, (iii) a change of U.S. laws that make the use or issuance of PhunCoin or the Token Generation Event impractical or unfeasible, or (iv) any other liquidation, dissolution or winding up of PhunCoin, Inc.

In the event a dissolution event occurs prior to the termination of the Token Rights Agreement, if there are any remaining proceeds from the Rights offering that have not been utilized by PhunCoin, Inc.in its operations or for the development of the PhunCoin Ecosystem, such remaining proceeds would be distributed pro rata to purchasers in the Rights offering following any distributions to holders of PhunCoin, Inc.’s capital stock or debt, if any.

No Voting Rights or Profit Share

Rights holders, (and eventual PhunCoin holders) have no voting rights and are not entitled to share in the profits or residual interest of Phunware, PhunCoin, Inc. or any subsidiaries of the Company.

Through September 30, 2018, the Company received cash proceeds from its Rights offering of $585, pursuant to which the holders of the Rights will receive an aggregate of approximately 277.9 million PhunCoin if the Token Generation Event occurs. The Company recorded proceeds from the Rights sale as current deferred revenue in its consolidated balance sheet.

8. Preferred Stock

Convertible Preferred Stock

During 2018, the Company received subscriptions for Series F convertible preferred stock in the amount of $6,757 at a price of $4.23 per share, which included $5,489 in cash proceeds and $1,268 in digital currencies. These subscriptions, along with subscriptions received during 2017, caused the Company to close its fifth and sixth round of Series F convertible preferred stock on January 25, 2018 and June 7, 2018, respectively, at a price of $4.23 per share for an aggregate price of $10,000. Total shares issued in the closing were 2,364,045. In conjunction with the sale of convertible preferred stock, 2,364,045 Series F convertible preferred stock warrants were issued at a price of $4.23 per share and other consideration.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

The following table summarizes the Company’s convertible preferred stock authorized, issued, and outstanding as of September 30, 2018.

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference per Share	Liquidation Preference	Common Stock Equivalent
Series A convertible preferred stock	3,169,089	3,169,089	$0.50	$1,585	3,169,089
Series B convertible preferred stock	2,011,990	2,011,990	$0.85	1,710	2,011,990
Series C convertible preferred stock	5,223,742	5,223,742	$1.15	6,000	5,223,742
Series D convertible preferred stock	3,709,078	3,709,078	$2.26	8,383	3,709,078
Series D-1 convertible preferred stock	4,757,261	4,724,873	$2.54	11,996	4,724,873
Series E convertible preferred stock	10,097,720	10,097,720	$3.07	31,000	10,097,720
Series F convertible preferred stock	14,442,993	12,078,948	$4.23	51,094	12,078,948
Series Alpha convertible preferred stock	3,400,000	3,277,159	$3.07	10,061	3,277,159
Series Beta convertible preferred stock	2,402,402	2,402,402	$3.33	8,000	2,402,402
Series Gamma convertible preferred stock	2,176,616	1,997,857	$4.02	8,031	1,997,857
Total	51,390,891	48,692,858		$137,860	48,692,858

The rights, preferences, and privileges of the Company’s Series A, Series B, Series C, Series D, Series D-1, Series E, Series Alpha, Series Beta, Series Gamma, and Series F convertible preferred stock are disclosed in the footnotes of the audited financial statements.

Preferred Stock Warrants

In 2012, the Company issued a warrant to purchase an aggregate of 32,388 shares of the Company’s Series D-1 convertible preferred stock with an exercise price of $2.54 per share to a banking institution with which the Company has a revolving line of credit. The fair value of the warrants, determined using the Black-Scholes model, was $57, which was recorded as a discount on the related debt and is being amortized to interest expense over the period of the debt arrangement. To value the warrant at inception, the Company assumed volatility of approximately 61%, a term of ten years, and a 2% risk-free rate of return. These warrants are fully vested. As of September 30, 2018, and December 31, 2017, one warrant for 32,388 shares remains outstanding. The fair value of this warrant was $0 at September 30, 2018 and December 31, 2017. At September 30, 2018, the Company has 32,388 shares of the Company’s Series D-1 convertible preferred stock reserved to permit exercise of the outstanding warrant.

During 2018, the Company issued warrants to purchase an aggregate 2,364,045 shares of the Company’s Series F convertible preferred stock with an exercise price of $4.23 per share to certain investors in the Company’s Series F convertible preferred stock financing. The term of the Series F Warrants is the earlier of (i) the fifth anniversary of the date of issuance, (ii) an acquisition, merger, or consolidation of the Company or a sale, lease or other disposition of all or substantially all of the assets of Phunware and its subsidiaries, except (a) any sale of stock for capital raising purposes, (b) purpose of changing the Company’s state of incorporation, and (c) where the shareholders of Phunware immediately before such transaction retain at least a majority of the voting power immediately following such transaction; or (iii) immediately prior to an initial public offering. These warrants are fully vested.

The fair value of the warrants was determined using the probability-weighted expected return method at the time of each Series F convertible preferred stock close date. The probability-weighted expected return method is based on an estimate of expected fair value as analyzed through various liquidity scenarios. Fair value is determined for a given scenario at the time of the future liquidity event and discounted back to the valuation date using a risk-adjusted discount rate. To determine fair value, the present values, under each scenario are weighted based on the expected probability of each scenario occurring. The fair value of the warrants at time of issuance, determined using the probability-weighted expected return method, was $396, at time of issuance, which was recorded as a reduction to the Series F convertible preferred stock. In addition, the Company continues to assess the fair value of the Series F convertible preferred stock warrants on a periodic basis. Changes to the fair value are recorded in other income (expense) in the consolidated statements of operations and comprehensive income (loss), and the fair value of the warrant liability is included in warrant liability on the accompanying consolidated balance sheets. The Company recorded $0 and $54 as a change in fair value of these warrants for the three and nine months ended September 30, 2018, respectively. As of September 30, 2018, warrants for an aggregate of 2,364,045 Series F convertible preferred shares remains outstanding, for which the Company has reserved this number of shares to permit the exercise of the warrants.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Series F PhunCoin Warrant

Investors in the fifth and sixth rounds of Series F convertible preferred stock were issued warrants to receive an aggregate of approximately 27.4 billion PhunCoins to sixty-eight (68) Series F convertible preferred stockholders. Should the Company complete a Token Generation Event, the Series F convertible preferred stockholders would receive their requisite amount of PhunCoin. The Company believes there is no traditional “exercise period” or ‘term” as with other typical embedded features, and the PhunCoin warrants issued in conjunction with the Series F convertible preferred stock lack characteristics of financial instruments and derivatives. In addition, the PhunCoin warrants do not obligate the Company to achieve the Token Generation Event or launch and distribute the PhunCoins to the holders of Series F convertible preferred stock.  Furthermore, there is no current market for PhunCoin, and they currently do not exist. Accordingly, at the time of the closings of the fifth and sixth rounds of Series F convertible preferred stock financing in 2018, the Company has determined there is no value assigned to the warrants of PhunCoin issued to Series F convertible preferred stockholders, and the warrant continues to have no value.

9. Stockholders’ Equity and Stock-Based Compensation

Common Stock

Total common stock authorized to be issued as of September 30, 2018 was 75,000,000, with a par value of $0.001 per share. At September 30, 2018 and December 31, 2017, there were 7,793,233 and 7,231,817 shares outstanding, respectively. Included in outstanding shares are 69,178 and 48,912 shares of unvested shares from early stock option exercises amounting to $29 and $12 in accrued expenses as of September 30, 2018 and December 31, 2017, respectively.

Dividends

Dividends are paid on a when-and-if-declared basis. The Company did not declare any dividends during 2018.

Stock Compensation Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the Plan), which allowed for the granting of incentive and non-statutory stock options, as defined by the Internal Revenue Code, to employees, directors, and consultants. The exercise price of the options granted is generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. The total amount received in exchange for these shares has been included in accrued expenses on the accompanying consolidated balance sheets and is reclassified to equity as the shares vest. The total number of shares of common stock authorized under the plan is 10,000,000. The Plan had available for future issuances 1,318,467 and 4,209,805 shares of common stock as of September 30, 2018 and December 31, 2017, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation under provisions which require that share-based payment transactions with employees be recognized in the consolidated financial statements based on their fair value and recognized as compensation expense over the vesting period. The amount of expense recognized during the period is affected by subjective assumptions, including estimates of the Company’s future volatility, the expected term for its stock options, the number of options expected to ultimately vest, and the timing of vesting for the Company’s share-based awards.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

The Company uses a Black-Scholes option-pricing model to estimate the fair value of its stock option awards. The calculation of the fair value of the awards using the Black-Scholes option-pricing model is affected by the Company’s stock price on the date of grant as well as assumptions regarding the following:

●	Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility through September 30, 2018, was based on a weighted average of the historical stock volatilities of similar peer companies whose stock prices were publicly available. The calculation of estimated volatility is based in part on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company continues to use the historical volatility of peer entities as the Company is non-public.

●	The expected term represents the period of time that awards granted are expected to be outstanding. The Company calculated the expected term using the simplified method as the Company did not have enough historical data to allow for a weighted average term based on historical exercise patterns.

●	The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award.

●	The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future.

Valuation of Stock Options

The assumptions used to compute stock-based compensation costs for the stock options granted during the three and nine months ended September 30 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Weighted average risk-free rate	N/A	2.10%	2.51%	2.00%
Expected dividend yield	—	—	—	—
Weighted average expected life (years)	N/A	7.99	6.08	6.84
Weighted average volatility	N/A	67.70%	56.87%	67.70%

A summary of the Company’s stock option activity under the Plan and is as follows:

		Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
12/31/2017	Beginning Outstanding	3,087,959	$0.25	7.18	$53
	Granted	3,856,700	0.51
	Exercised	(560,083)	0.27
	Cancelled/Expired	(956,430)	0.31
9/30/2018	Ending Outstanding	5,428,146	$0.42	8.35	$3,478

	Options vested and exercisable	2,345,459	$0.26	6.65	$1,867

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

Compensation Cost

Compensation cost that has been included on the Company’s consolidated statements of operations for all stock-based compensation arrangements for the three and nine months ended September 30 is detailed as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Stock-based compensation
Cost of revenues	$14	$2	$32	$14
Sales and marketing	16	8	31	18
General and administrative	32	8	183	35
Research and development	12	6	39	18
Total Stock-based compensation	$74	$24	$285	$85

10. Domestic and Foreign Operations

The Company generates revenue in domestic and foreign regions. Net revenues attributed to the United States and international geographies are based upon the country in which the customer is located. The United Kingdom accounted for 18% and 26% of total net revenue for the nine months ended September 30, 2018 and 2017, respectively. Net revenue generated in the United Kingdom for the three months ended September 30, 2018 and 2017 were not material. Information about these operations is presented below:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Net revenues:
United States	$5,186	$7,422	$17,983	$16,735
Europe	23	-	6,357	3,952
Other international revenue	6	5	40	898
Total net revenue	$5,215	$7,427	$24,380	$21,585

Identifiable long-lived assets attributed to the United States and international geographies are based upon the country in which the asset is located or owned. As of September 30, 2018, and December 31, 2017, all of the Company’s identifiable long-lived assets were in the United States.

World Wrestling Entertainment (WWE) and Cisco Systems (Cisco) are investors in the Company’s Series E Preferred Stock and WWE owns a Board observer seat. WWE and Cisco are also customers of the Company. The following table sets forth the net revenues generated for the three and nine months ended September 30, 2018 and 2017, as well as the accounts receivable balances as of September 30, 2018 and December 31, 2017 for WWE and Cisco:

	Net Revenues
	Three Months Ended		Nine Months Ended		Accounts Receivable as of
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017	September 30, 2018	December 31, 2017
World Wrestling Entertainment	$—	$514	$—	$1,152	$—	$—
Cisco Systems	$—	$10	$1,700	$10	$—	$—

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share information)

12. Subsequent Events

The Company has evaluated subsequent events through January 2, 2019.

The Company issued monthly payments in exchange for notes payable from Stellar Acquisition III, Inc. (“Stellar”), in the aggregate amount of $74 during October and November 2018. The note bears no interest and is payable the earlier of (a) the date of consummation of the merger pursuant to terms of the Merger Agreement, (b) the date that Stellar consummates its initial business combination, or (c) the date of liquidation of Stellar. This note was also issued in accordance with the merger agreement.

Through the date noted above, the Company has received additional cash proceeds from its token rights offering of $400, pursuant to which the holders of the Rights will receive an aggregate of approximately 190 million PhunCoin if the Token Generation Event occurs.

On November 1, 2018, the Company and Stellar entered into the First Amendment to the Merger Agreement, amending the cash available to the post-transaction company of $40 million to $19 million of cash in the Trust Account at closing. Further, the warrants available for purchase to Phunware shareholders as part of the merger consideration increased from 929,890 warrants to 3,985,244, of which 2,450,000 warrants at a price of $0.50 per warrant for an aggregate price of $1,225,000 will be purchased by the Company at closing. The remaining 1,535,244 warrants may be issued if Phunware shareholders so elect, and the additional purchase would be issued in a promissory note at a price of $0.50 per warrant. This was further amended between the Company and Stellar such that the entire purchase amount of the warrants would be issued in a note. The approximate amount of the note to be issued is $1,993.

On December 26, 2018, the Company consummated the transaction contemplated by the Merger Agreement (the “Reverse Merger and Recapitalization”). In connection with the closing of the Reverse Merger and Recapitalization, the registrant changed its name from Stellar Acquisition III, Inc. to Phunware, Inc (“Successor”). Furthermore, the holders of Phunware’s preferred stock converted all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Reverse Merger and Recapitalization (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock was cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) was assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”).

Notes receivable issued to Stellar in the aggregate of $536 were eliminated with the assumption of Stellar’s balance sheet as a result of the Reverse Merger and Recapitalization.

In connection with the Merger Agreement, Stellar redomesticated from a Republic of the Marshall Islands corporation into a Delaware corporation. Furthermore, at the consummation of the Reverse Merger and Recapitalization, Phunware changed its corporate name to “Phunware OpCo, Inc.” and thereafter, Stellar changed its name to “Phunware, Inc.”

In connection to the consummation of the Reverse Merger and Recapitalization, Phunware issued 6,000 shares to a single investor of Series A 8% convertible preferred stock (the “Preferred Stock”) with stated value of $1,000 per share for proceeds of $6 million. The Company deposited $5.5 million of the $6 million proceeds into a restricted escrow account in accordance with the securities purchase agreement entered into with the investor.

The shares are mandatorily redeemable in cash at the following schedule; (i) 104% of the aggregate value of three thousand (3,000) shares on the 30 day anniversary of the issuance; (ii) 104% of the aggregate value of two thousand five hundred (2,500) shares on the 60th anniversary of the original issue; and (iii) 104% of the aggregate value of five hundred (500) shares of the 90th anniversary of the original issue. The Preferred Stock is also convertible into shares of the Company’s common stock at the option of the holder at a price of $11.50 per share, subject to adjustments for stock dividends, stock splits  and other recapitalization type events and antidilutive events which would include subsequent issuances of equity or equity linked securities at prices more favorable than the conversion price of these preferred shares. Generally, the Preferred Stock does not have voting rights. Furthermore, in the event of liquidation, dissolution or winding up of the Company the Preferred Stock would be entitled to receive assets ahead of the Company’s common stockholders.

In conjunction with the Reverse Merger and Recapitalization, the Company entered into at-will employment agreements with seven senior-level and executive employees with aggregate annual base salaries of $1,615. The employment agreement has an initial term of four years and automatically renews for one-year periods should either party not terminate within ninety days prior to the date of automatic renewal. The employment agreement outlines provisions around bonus, equity, severance and other employment benefits. Should employment terminate within the first two years without cause or a change of control, the executive would be granted severance payment equal to two years of base salary and two years of annualized bonuses earned along with immediate vesting of options. At the conclusion of the second year, the severance amount would be one-year of base salary and immediate vesting of options.